Form N-SAR,
Sub-Item 77Q1(g)

Copies of any merger or consolidation
agreements


Nuveen Municipal High Income Opportunity Fund

811-21449


On July 12, 2013 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Municipal High Income Opportunity Fund 2 were transferred to the Nuveen Municipal High Income Opportunity Fund.
The circumstances and details of the reorganization as well as copies of the Agreements and Plan of Reorganization are contained in the SEC filing on March 21, 2013, under Conformed Submission Type N 14 8C/A, accession number 0001193125-13-119794, which materials are herein incorporated by reference.